EXHIBIT 99.1

PRESS RELEASE OF PAYCHEX, INC. DATED SEPTEMBER 28, 2016

Paychex, Inc. Reports First Quarter Results

September 28, 2016

First Quarter Fiscal 2017 Highlights

•	Total revenue increased 9% to $785.5 million.
•	Total service revenue also increased 9% to $773.5 million.
o	Payroll service revenue increased 4% to $450.9 million.
o	Human Resource Services revenue increased 15% to $322.6 million.
•	Operating income increased 9% to $323.0 million.
•	Net income increased 4% to $217.4 million and diluted earnings per share increased 3% to $0.60 per share.
•	Net income and diluted earnings per share were both impacted by changes in the effective income tax rate resulting from discrete tax items recognized in the respective current and prior year periods.

Rochester, N.Y., (September 28, 2016) — Paychex, Inc. (“Paychex,” “we,” “our,” or “us”) (NASDAQ:PAYX) today announced total service revenue of $773.5 million for the three months ended August 31, 2016 (the “first quarter”), an increase of 9% from $712.2 million for the same period last year.  Net income increased 4% to $217.4 million and diluted earnings per share increased 3% to $0.60 per share for the first quarter.    Net income and diluted earnings per share were impacted by changes in the effective income tax rate resulting from discrete tax items recognized in the first quarter and respective period last year, which are discussed further on page 3.

Martin Mucci, President and Chief Executive Officer, commented, “We are off to a solid start in fiscal 2017, and we experienced growth across all of our major human capital management (“HCM”) product lines.  The number of client worksite employees served by our human resource outsourcing services grew by double digits on a year-over-year basis.  Our cloud-based HCM services, including time and attendance and human resource management, continue to gain strong market acceptance.  Last December, we acquired Advance Partners, which provides a portfolio of services to the temporary staffing industry, and we are encouraged with its contribution to our results.”

Mucci added, “We strive to be a valuable resource to our clients by educating them and assisting them with ever-changing regulations, such as the Department of Labor’s Final Overtime Rule, which will become effective December 1, 2016.   We recently announced enhancements to our time and attendance service portfolio, with the addition of Paychex FlexTM Time Essentials, the TrueShiftTM time clock, and a new advanced scheduling feature within our Paychex FlexTM Time module.  Accurate time and attendance tracking is becoming more important than ever, and our investment in this technology demonstrates that we are committed to providing industry-leading solutions that help our clients stay more connected to their employees and their businesses.”

Payroll service revenue increased 4% to $450.9 million for the first quarter, compared to the respective period last year. This increase was driven by growth in client base and revenue per check.  Revenue per check improved as a result of price increases, net of discounts.  Advance Partners contributed approximately 1% to the growth in payroll service revenue for the first quarter.

Human Resource Services (“HRS”) revenue was $322.6 million for the first quarter, an increase of 15% compared to the same period last year. HRS revenue growth was primarily driven by increases in our client base across all major HCM services, including: comprehensive human resource outsourcing services; retirement services; time and attendance; and human resource administration.  Our largest HRS revenue stream is Paychex HR Services, which includes our administrative services organization and our professional employer organization (“PEO”).  Strong demand for these services resulted in double-digit growth in the number of client worksite employees served as of August 31, 2016 as compared to August 31, 2015.  Retirement services revenue also benefited from an increase in asset fee revenue earned on the asset value of participants’ funds.  Insurance services revenue benefited from continued growth of our full-service Affordable Care Act product and health and benefit applicants, coupled with higher average premiums and increase in clients in our workers' compensation insurance product.  Advance Partners contributed approximately 2% to the growth in HRS revenue for the first quarter.

Interest on funds held for clients increased 11% to $12.0 million for the first quarter, compared to the respective period last year. The increase resulted primarily from higher average interest rates earned.  The funds held for clients average investment balances were down 1% for the first quarter primarily as a result of lower state unemployment insurance rates, partially offset by an increase in client base.

Average investment balances and interest rates are summarized below:

	For the three months ended
	August 31,
$ in millions	2016	2015	Change
Average investment balances:
Funds held for clients	$3,790.9	$3,819.6	(1)%
Corporate investments	$967.6	$1,014.9	(5)%

Average interest rates earned (exclusive of net realized gains):
Funds held for clients	1.3%	1.1%
Corporate investments	1.0%	0.7%

Total net realized gains	$0.1	$—

Total expenses increased 8% to $462.5 million compared to the same period last year.  Advance Partners contributed approximately 1% to this growth.  The primary driver of expense growth was compensation-related costs, which increased 6% for the first quarter, primarily due to higher wages resulting from increased headcount in both operations and sales.  In addition, continued growth in our PEO contributed to total expense growth.

Operating income increased 9% to $323.0 million compared to the same period last year.  Operating income, as a percent of total revenue, was approximately 41% for both the first quarter and the same period last year.

Our effective income tax rate for the first quarter was 33.0% compared to 29.7% for the same period last year.  The effective income tax rates have been impacted by discrete tax items recognized in the respective periods.  In the first quarter of fiscal 2017, we adopted new accounting guidance related to employee share-based payments.  Under this new guidance, tax benefits or shortfalls related to employee share-based payments are recognized in income taxes, whereas they previously were recorded as additional paid-in capital on the Consolidated Balance Sheets.  Partially offsetting this benefit was the recognition of an additional provision related to a state tax matter.  The net impact of these discrete tax items was an  increase in diluted earnings per share by approximately two and a half cents for the first quarter.  In the prior year first quarter, we recognized a net tax benefit on income from prior tax years related to customer-facing software we produced.  This resulted in an increase in diluted earnings per share by approximately six cents per share for that period.    The growth rates for net income and diluted earnings per share for the first quarter were reduced by approximately 5% and 6%, respectively, as a result of the recognition of these discrete tax items in the first quarter and respective period last year.

Our financial position as of August 31, 2016 remained strong with cash and  total corporate investments of $944.0 million.  Our primary source of cash is generated from our ongoing operations.  Short-term borrowings totaled $51.3 million as of August 31, 2016,  and were related to financing of payroll funding arrangements with clients in the temporary staffing industry.  Our positive cash flows have allowed us to support our business and to pay substantial dividends to our stockholders.  It is anticipated that cash and total corporate investments as of August 31, 2016, along with projected operating cash flows, will support our normal business operations, capital purchases, business acquisitions, share repurchases, and dividend payments for the foreseeable future.

Cash flows from operations were $294.7 million for the first quarter, an increase of 6% over the same period last year.  This increase was the result of higher net income adjusted for non-cash items, partially offset by the impact of fluctuations in working capital.  Working capital fluctuations contributed $4.7 million of cash inflows for the first quarter, compared with $0.5 million of cash outflows in the same period last year.  This increase was primarily due to timing of collections from clients and payments for compensation, PEO payroll, and income taxes.

In July 2016, our Board of Directors approved a new stock repurchase program to purchase up to $350 million of Paychex common stock, with authorization for this program expiring in May 2019.  No shares were repurchased during the first quarter.  In the prior year period, 1.3 million shares were repurchased for $62.9 million under a previously approved stock repurchase plan which expires in May 2017.  In addition, in July 2016, the Board approved a 10% increase in the quarterly dividend to shareholders to $0.46 per share from $0.42 per share.

Outlook

Our outlook for the fiscal year ending May 31, 2017 (“fiscal 2017”) is based upon current market, economic, and interest rate conditions continuing with no significant changes. Our guidance for fiscal 2017 has been updated as follows:

•	Payroll service revenue is anticipated to increase in the range of 3% to 4%;
•

As reported, net income is now expected to increase approximately 7%, updated to reflect the impact of the discrete tax items recognized in the respective first quarter of fiscal years 2017 and 2016; and

•	The effective income tax rate for fiscal 2017 is expected to be approximately 35%, also reflecting the impact of the discrete tax items recognized in the first quarter.

Other aspects of our guidance for fiscal 2017 remain unchanged from what we provided previously.  This includes the following:

•	HRS revenue is anticipated to increase in the range of 12% to 14%;
•	Total service revenue is expected to increase in the range of 7% to 8%; and
•	Interest on funds held for clients is expected to reflect mid-single-digit growth.

Quarterly Report on Form 10-Q

We anticipate filing our Quarterly Report on Form 10-Q (“Form 10-Q”) within the next few days and it will be available at www.paychex.com.  This press release should be read in conjunction with the Form 10-Q and the related Notes to Consolidated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in that Form 10-Q.

Conference Call

Interested parties may access the webcast of our Earnings Release Conference Call, scheduled for September 28, 2016 at 9:30 a.m. Eastern Time, at http://investor.paychex.com/webcasts. The webcast will also be archived for approximately one month. Our news releases, current financial information, Securities and Exchange Commission (“SEC”) filings, and investor presentation are also accessible at www.paychex.com.

For more information, contact:

Investor Relations:	Efrain Rivera, CFO, or Terri Allen	585‑383‑3406
Media Inquiries:	Laura Saxby Lynch	585‑383‑3074

About Paychex

Paychex, Inc. (NASDAQ:PAYX) is a leading provider of integrated human capital management solutions for payroll, human resources, retirement, and insurance services. By combining its innovative software-as-a-service technology and mobility platform with dedicated, personal service, Paychex empowers small- and medium-sized business owners to focus on the growth and management of their business. Backed by 45 years of industry expertise, Paychex serves approximately 605,000 payroll clients as of May 31, 2016 across more than 100 locations and pays one out of every 12 American private sector employees. Learn more about Paychex by visiting www.paychex.com and stay connected on Twitter (www.twitter.com/paychex)  and LinkedIn  (www.linkedin.com/company/paychex/products).

Cautionary Note Regarding Forward-Looking Statements Pursuant to the U.S. Private Securities Litigation Reform Act of 1995

Certain written and oral statements made by us may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words and phrases as “we expect,” “expected to,” “estimates,” “estimated,” “current outlook,” “we look forward to,” “would equate to,” “projects,” “projections,” “projected,” “projected to be,” “anticipates,” “anticipated,” “we believe,” “could be,” and other similar words or phrases. Examples of forward-looking statements include, among others, statements we make regarding operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to our outlook, revenue growth, earnings, earnings-per-share growth, or similar projections.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict, many of which are outside our control. Our actual results and financial conditions may differ materially from those indicated in the forward-looking statements. Therefore, you should not place undue reliance upon any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:

•

general market and economic conditions including, among others, changes in U.S. employment and wage levels, changes to new hiring trends, legislative changes to stimulate the economy, changes in short- and long-term interest rates, changes in the fair value and the credit rating of securities held by us, and accessibility of financing;

•	changes in demand for our services and products, ability to develop and market new services and products effectively, pricing changes, and the impact of competition;
•	changes in the availability of skilled workers, in particular those supporting our technology and product development;
•

changes in the laws regulating collection and payment of payroll taxes, professional employer organizations, and employee benefits, including retirement plans, workers’ compensation, health insurance (including health care reform legislation), state unemployment, and section 125 plans;

•	changes in health insurance and workers’ compensation rates and underlying claims trends;
•	changes in technology that adversely affect our products and services and impact our ability to provide timely enhancements to services and products;
•

the possibility of cyber-attacks, security breaches, or other security vulnerabilities that could disrupt operations or expose confidential data, and could also result in reduced revenues, increased costs, liability claims, or harm to our competitive position;

•	the possibility of the closing of our operating facilities, or the failure of our computer systems, and communication systems during a catastrophic event;
•	the possibility of third-party service providers failing to perform their functions;

•	the possibility of a failure of internal controls or our inability to implement business processing improvements;
•

the possibility that we may be subject to liability for violations of employment or discrimination laws by our clients and acts or omissions of client employees who may be deemed to be our agents, even if we do not participate in any such acts or violations; and

•	potentially unfavorable outcomes related to pending legal matters.

Any of these factors, as well as such other factors as discussed in our SEC filings, could cause our actual results to differ materially from our anticipated results. The information provided in this document is based upon the facts and circumstances known at this time, and any forward-looking statement made by us in this document speaks only as of the date on which it is made. Except as required by law, we undertake no obligation to update these forward-looking statements after the date of issuance of this press release to reflect events or circumstances after such date, or to reflect the occurrence of unanticipated events.

PAYCHEX, INC.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In millions, except per share amounts)

	For the three months ended
	August 31,
	2016	2015	Change
Revenue:
Payroll service revenue	$450.9	$432.5	4%
Human Resource Services revenue	322.6	279.7	15%
Total service revenue	773.5	712.2	9%
Interest on funds held for clients (1)	12.0	10.8	11%
Total revenue	785.5	723.0	9%
Expenses:
Operating expenses	225.1	205.7	9%
Selling, general and administrative expenses	237.4	221.2	7%
Total expenses	462.5	426.9	8%
Operating income	323.0	296.1	9%
Investment income, net (1)	1.5	1.4	3%
Income before income taxes	324.5	297.5	9%
Income taxes	107.1	88.4	21%
Net income	$217.4	$209.1	4%

Basic earnings per share	$0.60	$0.58	3%
Diluted earnings per share	$0.60	$0.58	3%
Weighted-average common shares outstanding	361.0	361.1
Weighted-average common shares outstanding, assuming dilution	364.1	362.8
Cash dividends per common share	$0.46	$0.42

(1)

Further information on interest on funds held for clients and investment income, net, and the short- and long-term effects of changing interest rates can be found in our filings with the SEC, including our Form 10-Q and our Annual Report on Form 10-K, as applicable, under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and subheadings “Results of Operations” and “Market Risk Factors.” These filings are accessible at  www.paychex.com.

PAYCHEX, INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions, except per share amount)

	August 31,	May 31,
	2016	2016
ASSETS
Cash and cash equivalents	$130.0	$131.5
Corporate investments	367.7	220.6
Interest receivable	31.7	36.1
Accounts receivable, net of allowance for doubtful accounts	485.6	408.6
Prepaid income taxes	—	10.5
Prepaid expenses and other current assets	62.7	58.8
Current assets before funds held for clients	1,077.7	866.1
Funds held for clients	3,443.3	3,997.5
Total current assets	4,521.0	4,863.6
Long-term corporate investments	446.3	441.1
Property and equipment, net of accumulated depreciation	348.4	353.0
Intangible assets, net of accumulated amortization	65.0	69.5
Goodwill	657.1	657.1
Prepaid income taxes	24.9	24.9
Other long-term assets	34.2	31.6
Total assets	$6,096.9	$6,440.8

LIABILITIES
Accounts payable	$51.2	$56.7
Accrued compensation and related items	245.8	247.8
Accrued income taxes	65.6	—
Short-term borrowings	51.3	—
Deferred revenue	26.8	26.3
Other current liabilities	84.9	79.8
Current liabilities before client fund obligations	525.6	410.6
Client fund obligations	3,387.6	3,955.3
Total current liabilities	3,913.2	4,365.9
Accrued income taxes	82.1	72.8
Deferred income taxes	41.2	22.1
Other long-term liabilities	72.3	68.3
Total liabilities	4,108.8	4,529.1

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value; Authorized: 600.0 shares; Issued and outstanding: 361.7 shares as of August 31, 2016 and 360.4 shares as of May 31, 2016	3.6	3.6
Additional paid-in capital	986.4	952.7
Retained earnings	958.9	926.2
Accumulated other comprehensive income	39.2	29.2
Total stockholders’ equity	1,988.1	1,911.7
Total liabilities and stockholders’ equity	$6,096.9	$6,440.8

PAYCHEX, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)

	For the three months ended
	August 31,
	2016	2015
OPERATING ACTIVITIES
Net income	$217.4	$209.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization on property and equipment and intangible assets	29.7	27.0
Amortization of premiums and discounts on available-for-sale securities, net	18.6	19.4
Stock-based compensation costs	9.1	8.8
Provision from deferred income taxes	14.1	14.4
Provision for allowance for doubtful accounts	1.2	0.1
Net realized gains on sales of available-for-sale securities	(0.1)	—
Changes in operating assets and liabilities:
Interest receivable	4.4	5.8
Accounts receivable	(78.1)	(30.1)
Prepaid expenses and other current assets	6.6	0.2
Accounts payable and other current liabilities	60.9	6.8
Net change in other long-term assets and liabilities	10.9	16.8
Net cash provided by operating activities	294.7	278.3
INVESTING ACTIVITIES
Purchases of available-for-sale securities	(14,777.0)	(2,362.9)
Proceeds from sales and maturities of available-for-sale securities	14,920.3	3,046.8
Net change in funds held for clients’ money market securities and other cash equivalents	257.3	100.7
Purchases of property and equipment	(20.3)	(21.2)
Purchases of other assets	—	(3.5)
Net cash provided by investing activities	380.3	759.9
FINANCING ACTIVITIES
Net change in client fund obligations	(567.8)	(533.3)
Proceeds from short-term borrowings	51.3	—
Dividends paid	(166.3)	(151.9)
Repurchases of common shares	—	(62.9)
Activity related to equity-based plans	6.3	(4.2)
Net cash used in financing activities	(676.5)	(752.3)
(Decrease)/increase in cash and cash equivalents	(1.5)	285.9
Cash and cash equivalents, beginning of period	131.5	170.0
Cash and cash equivalents, end of period	$130.0	$455.9

© 2016 Paychex, Inc.